UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (date of earliest event reported) – November 6, 2009

HAWKER BEECHCRAFT ACQUISITION COMPANY, LLC

(Exact name of registrant as specified in its charter)

Delaware	333-147828	71-1018770
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

10511 East Central, Wichita, Kansas	67206
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code                                        (316) 676-7111

Check the appropriate box below in the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4c))

Item 1.01. Entry into a Material Definitive Agreement.

On November 6, 2009, Hawker Beechcraft Acquisition Company, LLC (the “U.S. Borrower”), Hawker Beechcraft, Inc. (“Holdings”), and Hawker Beechcraft Limited (together with the U.S. Borrower, the “Borrowers”) entered into the Second Amendment to Credit Agreement (the “Second Amendment”) by and among Holdings, the Borrowers, the Guarantors (as defined therein), and the Lenders (as defined therein), amending certain provisions of that certain Credit Agreement (the “Credit Agreement”), dated as of March 26, 2007 (as amended by that First Amendment to Credit Agreement, dated as of December 19, 2008).

The Second Amendment provides that compliance with the maximum Consolidated Secured Debt Ratio (as defined in the Credit Agreement) test under Section 6.10(a) of the Credit Agreement is waived. The continuing effectiveness of this waiver is subject to the condition that the U.S. Borrower and its restricted subsidiaries shall not have made a restricted payment pursuant to certain available restricted payment baskets under clauses (i), (xii), (xix) or, to the extent predicated on any of clauses (i), (xii) or (xix), clause (ix) of Section 6.04 of the Credit Agreement. If this condition fails to be satisfied, then the waiver of the Consolidated Secured Debt Ratio covenant shall be revoked and the U.S. Borrower shall be required to comply (and, with respect to the two most recently completed fiscal quarters as of the earliest date that such condition shall fail be satisfied, to have complied) with the maximum Consolidated Secured Debt Ratio test in Section 6.10(a) of the Credit Agreement.

The Second Amendment added a new minimum liquidity covenant requiring that, to the extent the Consolidated Secured Debt Ratio covenant is waived as described above, for any fiscal quarter for which any revolving loans are outstanding on the last day of such fiscal quarter (i) the amount of unrestricted cash and cash equivalents of the U.S. Borrower and its domestic subsidiaries plus (ii) the aggregate amount of commitments under the revolving facility available to be borrowed, determined in each case as of the last day of such fiscal quarter, must be not less than $162.5 million plus an adjustment as defined in the Second Amendment in the event of any new term loans made to the U.S. Borrower pursuant to Section 2.19 of the Credit Agreement after the date of the Second Amendment and prior to March 31, 2010.

In addition, the Second Amendment added a new Adjusted EBITDA covenant requiring that, to the extent the Consolidated Secured Debt Ratio covenant is waived as described above, for any fiscal quarter beginning in the second quarter of 2011 for which any revolving commitments are outstanding on the last day of such fiscal quarter we must maintain a certain minimum Adjusted EBITDA as specified in the Second Amendment.

The initial effectiveness of the Second Amendment is conditioned upon (i) the termination by the U.S. Borrower of a portion of the commitments under the U.S. revolving facility in an amount not less than $137.0 million, including amounts committed by Lehman Brothers (and an associated prepayment of outstanding revolving loans in the amount of $125.0 million), (ii) the payment to the consenting revolving lenders of a consent fee and (iii) the satisfaction of certain customary conditions. Following the reduction in commitments described in clause (i) above, the commitment under the U.S. revolving facility after an expected reduction due to the Lehman Brothers bankruptcy will be $240.0 million.

The above description of the Second Amendment is qualified in its entirety by reference to the complete terms of the Second Amendment, a copy of which is included as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

The following exhibit is furnished with this report:

Exhibit No.	Description
10.1	Second Amendment to Credit Agreement, dated as of November 6, 2009, by and among Hawker Beechcraft, Inc., Hawker Beechcraft Acquisition Company LLC (“HBAC”) and Hawker Beechcraft Limited (“HBL” and together with HBAC, the “Borrowers”), the Guarantors (as defined therein) party thereto, and the Lenders (as defined therein) party thereto, amending certain provisions of that certain Credit Agreement, dated as of March 26, 2007 (as amended by that First Amendment to Credit Agreement, dated as of December 19, 2008, by and among Holdings, the Borrowers, Goldman Sachs Credit Partners L.P. as auction manager, Credit Suisse, as administrative agent and collateral agent (the “Agent”), and the lenders party thereto) among Hawker Beechcraft, Inc., the Borrowers, the financial institutions party thereto, as lenders, the subsidiaries of Holdings party thereto, the Agent, the other agents named therein, and the other parties thereto from time to time.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HAWKER BEECHCRAFT ACQUISITION COMPANY, LLC

By Hawker Beechcraft, Inc., its Sole Member

/s/ Sidney E. Anderson
Sidney E. Anderson, Vice President and Chief Financial Officer

Dated: November 6, 2009